Exhibit 99.1

VOC Energy Trust

VOC Energy Trust Announces Trust Quarterly Distribution

VOC ENERGY TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS RELEASE

FOR IMMEDIATE RELEASE

Houston, Texas, January 19, 2024 — VOC Energy Trust (NYSE Symbol — VOC) announced the Trust distribution of net profits for the quarterly payment period ended December 31, 2023.

Unitholders of record on January 30, 2024 will receive a distribution amounting to $3,230,000 or $0.19 per unit, payable February 14, 2024.

Volumes, average sales prices and net profits for the payment period were:

Sales volumes:
Oil (Bbl)	116,405
Natural gas (Mcf)	67,921
Total (BOE)	127,725
Average sales prices:
Oil (per Bbl)	$81.39
Natural gas (per Mcf)	$3.24
Gross proceeds:
Oil sales	$9,474,489
Natural gas sales	220,046
Total gross proceeds	$9,694,535
Costs:
Lease operating expenses	$3,907,650
Production and property taxes	834,484
Development expenses	447,259
Total costs	$5,189,393
Net proceeds	$4,505,142
Percentage applicable to Trust’s Net Profits Interest	80%
Net profits interest	$3,604,114
Increase in cash reserve held by VOC Brazos Energy Partners, L.P.	0
Total cash proceeds available for the Trust	$3,604,114
Provision for current estimated Trust expenses	(374,114)
Net cash proceeds available for distribution	$3,230,000

VOC Brazos Energy Partners, L.P. (“VOC Brazos”) has advised the Trust that it expects the distribution of net profits for the quarterly payment period ending March 31, 2024 will be adversely impacted by the recent severe winter storms that have affected Kansas and Texas and resulted in the curtailment of production on certain of the underlying properties. The snow and ice associated with these storms disabled electrical power to the affected underlying properties for an extended period, rendering some properties inaccessible, and generally created difficult working conditions. VOC Brazos currently estimates that production from the underlying properties of approximately 12,500 to 15,000 net barrels of oil during the payment period ending March 31, 2024 has been deferred as the result of this curtailment. VOC Brazos expects that most of the curtailed production should be restored by the end of January 2024 and that the storm effects on production from the underlying properties should be greatly reduced during the quarterly payment period ending June 30, 2024.

This press release contains forward-looking statements, including statements regarding the expected impact of severe winter storms on production from the underlying properties and future distributions of net profits. Although VOC Brazos has advised the Trust that VOC Brazos believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the underlying properties on or prior to the record date with respect to the quarter ended December 31, 2023. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, the ability of commodity purchasers to make payment, actions by the members of the Organization of Petroleum Exporting Countries, and other risk factors described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission. Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

Contact:	VOC Energy Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Elaina Rodgers
(713) 483-6020
601 Travis Street, Floor 16, Houston, TX 77002